EXHIBIT 5.1

                      [Andrews & Kurth L.L.P. Letterhead]


                                              September 19, 1996



Board of Directors
Equity Corporation International
415 South First Street, Suite 210
Lufkin, Texas 75901

Gentlemen:

          We have acted as counsel to Equity Corporation International, a Delaware Corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the offering of up to 400,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), in addition to the 900,000 shares previously authorized pursuant to the Equity Corporation International 1994 Long-Term Incentive Plan, as amended and restated (the "Plan").

          In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

          Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ANDREWS & KURTH L.L.P.


1208/1173/2606